UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Astoria Financial Corporation

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One Astoria Federal Plaza Lake Success, NY 11042-1085

May 2, 2005

Dear Fellow Shareholder:

As a reminder, the annual meeting of shareholders of Astoria Financial Corporation will be held on Wednesday, May 18, 2005, at 9:30 a.m., Eastern Time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York 11040.

One of the proposals to be considered and acted upon at the meeting is the approval of the 2005 Re-designated, Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation (Proposal #2). The Stock Incentive Plan Proposal is described in detail in our Proxy Statement dated April 11, 2005 for the annual meeting, which was previously sent to you. If you have already voted, we thank you for your support. No further action on your part is necessary. If you have not yet voted, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL #2.

Recently, you may have received a letter from PL Capital, LLC requesting that you vote against the Stock Incentive Plan Proposal. We believe that PL Capital’s objection to the Stock Incentive Plan Proposal is unwarranted and that its analysis of our equity compensation program is misleading.

As you consider the Stock Incentive Plan Proposal, please keep in mind the following:

•	The Stock Incentive Plan Proposal Reflects the Best Judgment of Astoria’s Independent Directors, in Consultation with an Experienced, Independent Expert. The proposed Stock Incentive Plan, like all previous Astoria stock-based incentive plans, has been reviewed and approved by Astoria’s Compensation Committee, which consists solely of independent directors, after considering the report of an independent compensation consultant. In all cases, the compensation consultants’ reports and the decisions of the Compensation Committee have been based upon empirical data with respect to the value of benefits provided and relevant peer group information. Such plans are competitive with programs provided to executives and officers of other comparable institutions and facilitate the recruitment and retention of management. If shareholders approve the Stock Incentive Plan Proposal, the Compensation Committee and the Board of Directors will gain additional needed flexibility to provide forward-looking incentives to management that are linked to future stock price performance.

•	Clarification of Information Contained in PL Capital’s Correspondence. Of the shares cited in PL Capital’s correspondence as having been made available to Astoria’s management, directors and employees pursuant to benefit plans:

•	16.6 million shares represent stock grants and options that have previously been earned, vested and exercised, are no longer exercisable or were granted under outside director plans.

•	6.8 million shares represent shares held by Astoria’s Employee Stock Ownership Plan that are not currently allocated to any employee or officer. These shares are currently expected to be allocated over a 21 year period to a large number of employees and officers (currently 1,863). Due to IRS limits and the terms of our ESOP, each executive officer’s share of the annual stock allocation under our ESOP is limited to less than $30,000 in stock value.

•	4.5 million shares represent shares held by Astoria’s ESOP that have been previously allocated to employees and officers over the last 11 years.

•	Our Past Stock Plans Have Been Valuable Because Management Has Delivered Superior Returns for Shareholders. The total return on Astoria’s common stock (presuming the reinvestment of the over $400 million in cash dividends paid to shareholders) from December 31, 1993 through March 31, 2005 has been superior in absolute terms as well as compared to market indices over the same period:

Total Shareholder Return
Astoria	582%
S&P400 MidCap Index	327%
Dow Jones Industrial Average	252%
S&P500 Index	210%

During this period, Astoria repurchased more than 86 million shares of its common stock at a cost of $1.3 billion. The Stock Incentive Plan Proposal requests authorization for the issuance of 5,250,000 shares, which includes a carry over of 1,487,400 shares from the previously shareholder approved 2003 Stock Incentive Plan, for a net increase of only 3,762,600 shares over current authorization levels.

•	Astoria Has a Strong Track Record of Responsible Corporate Governance. As provided by Institutional Shareholder Services (ISS), Astoria’s Corporate Governance Quotient as of April 1, 2005 was better than 79.6% of S&P 400 companies and 91.2% of S&P bank companies. The Stock Incentive Plan Proposal has been developed by independent decision-makers in an environment of corporate responsibility that is ranked among the strongest in the nation.

THE BOARD OF DIRECTORS OF ASTORIA UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE STOCK INCENTIVE PLAN PROPOSAL.

Sincerely,

Denis J. Connors	Ralph F. Palleschi
Director and Chairman	Presiding Director
of the Compensation Committee	Chairman of the Nominating and Corporate Governance Committee